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                                  Exhibit 11.1
                               Sapient Corporation
                         Article 6.01 of Regulation S-K

                     Computation of Shares Used in Computing Net Income Per Share

                                                 For the Three Months           For the Six Months
                                                    ended June 30,                ended June 30,

                                                  1995          1996           1995            1996
                                                  ----          ----           ----            ----
Common Stock, beginning of period              8,562,450      8,929,720      8,548,425      8,831,730
Options exercised during the period               85,885         64,720         99,910        367,660
Weighted average optionS outstanding
other than exercised during the period         1,264,999      1,076,122      1,264,999      1,388,844
Weighted average shares related to initial
public offering                                        -      1,620,495              -        828,455
Cheap stock relating to SAB No. 83(1)            519,525        519,525        519,525              -
Treasury Stock buyback                          (152,111)      (113,793)      (152,111)      (157,667)
                                              ----------     ----------     ----------     ----------
                                              10,280,748     12,096,789     10,280,748     11,259,022
                                              ==========     ==========     ==========     ==========

- -----------
(1) In accordance with SEC Staff Accounting Bulletin No. 83 ("SAB No. 83"), issuances of Common Stock equivalents (common stock and stock options) one year prior to the initial filing date of the Company's registration statement (February 22, 1996) at share prices below the public offering price of $21.00 per share ("Cheap Stock"), are considered to have been made in anticipation of the public offering and have been included as if the shares were outstanding for all periods presented using the treasury stock method at the public offering price of $21.00 per share.



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